NephroGenex Reports Second Quarter 2014 Financial Results
Conference Call and Webcast to be held Tuesday, August 12 at 8 a.m. Eastern

RESEARCH TRIANGLE PARK, N.C., August 11, 2014 -- NephroGenex, Inc. (Nasdaq: NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, today reported financial results and business highlights for the second quarter ended June 30, 2014.

“Our Company achieved a major milestone in the second quarter with the launch of our Phase 3 study of Pyridorin in diabetic nephropathy,” said Chief Executive Officer Pierre Legault. “Along with the clinicians involved in the trial, we are excited to have begun this work because there are no adequate treatments for the estimated 6 million people in the U.S. alone who suffer from this chronic, life-threatening disease. NephroGenex is well positioned to advance this critical program with a Special Protocol Assessment (SPA) from the FDA for a unique, fully approvable endpoint that is expected to significantly reduce the time and cost of the trial.”

Key Second Quarter 2014 Business Highlights

•
Launched pivotal Phase 3 trial with Pyridorin® in Diabetic Nephropathy. NephroGenex is in the process of enrolling 600 patients in more than 100 participating centers, primarily in the U.S., for its double-blind, placebo-controlled PIONEER program to evaluate the safety and efficacy of Pyridorin in reducing the rate of renal disease progression in Type 2 diabetic patients.

•	Advanced the Pyridorin TQT cardiac safety study, which is nearly complete. The Company expects to have top line results early in the fourth quarter and the full study report by end of year.

•	Began work to initiate preclinical studies with intravenous Pyridorin in Acute Kidney Injury to determine where the therapy could have the most beneficial effect on severity and progression.

Second Quarter 2014 Financial Results

•	Net cash, cash equivalents and short-term investments as of June 30, 2014 were approximately $29.9 million as compared to approximately $2.1 million as of December 31, 2013.

•
Net Loss: NephroGenex reported a net loss of approximately $5.4 million, or $0.61 per common share (basic and diluted), for the three months ended June 30, 2014 as compared to $0.8 million, or $2.51 per share for the three months ended June 30, 2013. Average shares outstanding for the second quarter 2014 were 8.85 million shares versus 320,000 shares in the same quarter in 2013.

•
Research & development expenses were approximately $3.9 million for the three months ended June 30, 2014 as compared to $0.2 million for the three months ended June 30, 2013 due to costs related to planning and initiating our Pyridorin clinical program.

•
General & administrative expenses were approximately $1.6 million for the three months ended June 30, 2014 as compared to approximately $0.2 million for the three months ended June 30, 2013, driven primarily by additional payroll and non-cash compensation expense, increased costs for director and officer liability insurance, and costs incurred for operating as a public company.

Upcoming Business Milestones

•	Continue to enroll patients in Phase 3 Pyridorin trial, with approximately half of its 600 patients enrolled by first quarter 2015;

•	Reach agreement with the FDA for the proposed PYR-311 interim analysis plan by end of the third quarter. A meeting with the FDA has been scheduled;

•	Complete TQT cardiac safety study and full report by end of year;

•	On target to complete regulatory filing with EMA for the new renal endpoint to be used in the Pyridorin Phase 3 clinical program by the end of the year;

•	Initiate preclinical studies with intravenous Pyridorin.

Conference Call/Webcast Details
NephroGenex will host a conference call and webcast Tuesday, August 12 at 8:00 a.m. Eastern to discuss the Company's financial results and provide a business update. To access the call, participants should dial (844) 831-3030 (U.S. domestic) and (315) 625-6887 (international) at least 10 minutes prior to the start of the call, using passcode 81870751. The event will be webcast live and can also be accessed on the Company's website at http://investors.nephrogenex.com/events.cfm. A replay will be available on the website for 30 days with the same link beginning approximately 2 hours after the event.
About Diabetic Nephropathy
Diabetic nephropathy is a chronic, degenerative disease of the kidney caused by diabetes. There are approximately 6 million patients with diabetic nephropathy in the United States (approximately 33% of diagnosed diabetics) and this population is expected to grow. Patients suffering from diabetic nephropathy progress to End Stage Renal Failure (and require dialysis) or death. There are currently no adequate treatments for this disease.

About Pyridorin®
Pyridorin inhibits pathogenic oxidative chemistries, which are collectively elevated in diabetic patients and induce pathological changes implicated in the development of diabetic nephropathy. Pyridorin inhibits a broad range of these chemistries which we believe accounts for its effectiveness in slowing the progression of nephropathy in diabetic patients as shown in our

Phase 2 studies. Our lead drug candidate was also found to be safe and well-tolerated in these same studies.

About NephroGenex, Inc.
NephroGenex (Nasdaq: NRX) is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases caused by pathogenic oxidative chemistries. Since our inception, we have collaborated with the leading scientific experts in pathogenic oxidative chemistries to build a strong portfolio of intellectual property and novel acting drug candidates. Our clinical program has been done in collaboration with world leading clinical investigators in kidney disease. Our product pipeline includes an oral formulation of Pyridorin, which is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, as well as an intravenous formulation of Pyridorin to treat specific types of acute kidney injury.

Cautionary Note on Forward-Looking Statements
This press release contains certain statements that are, or may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "will," or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified under "Part I-Item 1A-Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission ("SEC") on March 31, 2014, as well as in other filings that we may make with the SEC in the future. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we do not undertake and specifically disclaim any obligation to update any forward-looking statements.

NephroGenex, Inc.

Balance Sheets
(in thousands except share and per share information)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$11,619	$2,132
Short-term investments	18,267	—
Prepaid expenses and other assets	444	12
Total current assets	30,330	2,144

Property and equipment, net	11	11
Deferred initial public offering costs	—	461
Other assets	173	4
Total assets	$30,514	$2,620

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$927	$48
Accrued and other liabilities	1,191	1,858
Preferred stock warrant liability	—	6,983
Convertible notes payable	—	7,917
Total current liabilities	2,118	16,806

Stockholders’ equity (deficit)
Series A preferred stock: $.001 par value; 32,690,676 shares authorized; 0 and 23,688,396 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	—	24
Preferred stock; $.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.001 par value; 100,000,000 shares authorized; 8,855,114 and 319,882 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	9	—
Additional paid-in capital	76,546	26,789
Accumulated other comprehensive loss	(37)	—
Accumulated deficit	(48,122)	(40,999)
Total stockholders’ equity (deficit)	28,396	(14,186)
Total liabilities and stockholders’ equity (deficit)	$30,514	$2,620

NephroGenex, Inc.

Statements of Comprehensive Loss
(in thousands except share and per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Expenses:
Research and development	$3,875	$221	$4,332	$485
General and administrative	1,560	154	2,595	292
Total expenses	5,435	375	6,927	777

Loss from operations	(5,435)	(375)	(6,927)	(777)
Other income (expense):
Change in value of preferred stock warrants	—	(341)	(140)	(341)
Interest expense	—	(87)	(78)	(158)
Interest income	12	—	22	—
Net loss	$(5,423)	$(803)	$(7,123)	$(1,276)

Net loss per share – basic and diluted	$(0.61)	$(2.51)	$(1.06)	$(3.99)

Weighted average shares outstanding – basic and diluted	8,855,114	319,882	6,733,095	319,882

Other comprehensive loss:
Net loss	$(5,423)	$(803)	$(7,123)	$(1,276)
Unrealized loss on short-term investments	(37)	—	(37)	—
Comprehensive loss	$(5,460)	$(803)	$(7,160)	$(1,276)

CONTACTS:

Investors	Media
Michael Levitan	Susan Duffy
The Trout Group	BMC Communications
646-378-2920	646-513-3119
mlevitan@troutgroup.com	sduffy@bmccommunications.com

Source: NephroGenex